Exhibit 99.1
Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for the First Quarter of 2011
NARBERTH, PA—(Marketwire — May 13, 2011) — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) (“Royal”), parent company of Royal Bank America, a community bank actively empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities, today announced its consolidated financial results for the first quarter ended March 31, 2011.
For the three-month period ending March 31, 2011, net loss attributable to Royal was $1.5 million or 15 cents per basic and diluted common share, as compared to a net loss of $1.1 million, or 12 cents per basic and diluted common share for the three-month period ending March 31, 2010.
Robert R. Tabas, Chairman and CEO, noted, “We are disappointed to report a loss for the quarter yet are encouraged by improvements in both our capital ratios and net interest margin, each of which illustrates the progress we are making in strengthening our bank.”
The following is an overview of key financials and trends:
— As part of a continued deleveraging strategy, total assets decreased to $929.4 million at March 31, 2011, compared to $980.6 million at December 31, 2010; total deposits decreased to $645.1 million at March 31, 2011, compared to $693.9 million at December 31, 2010; total loans (including loans held for sale) decreased to $467.9 million at March 31, 2011, compared to $505.3 million at December 31, 2010.
— Net interest margin at the end of the first quarter of 2011 was 3.10%, 31 basis points improvement from the comparable quarter of 2010. Net interest margin has almost recovered to the level recorded in 2008, 3.15%, highlighting the bank’s ability to retain and re-price maturing retail CDs coupled with redemptions of higher costing brokered CDs over the past year, including $33.5 million in the first quarter of 2011.
— At March 31, 2011, Royal Bank America’s total capital to risk-weighted assets was 14.25%, Tier I capital to risk-weighted assets was 12.97%, and Tier I capital to average assets was 8.65% in accordance with regulatory accounting principles. At December 31, 2010, such capital ratios were 13.76%, 12.49% and 8.03%, respectively.
— For the three months ended March 31, 2011, the Company did not record other-than-temporary-impairment losses on its investment portfolio reflecting what we believe to be the positive impact of concentrated measures taken to reduce risk within the portfolio over the past few quarters. Investment impairment charges totaled $479,000, $11.0 million, and $23.4 million in 2010, 2009, and 2008, respectively.
— Total non-accrual loans at March 31, 2011 were $65.1 million as compared to $65.8 million at December 31, 2010 and $83.7 million at March 31, 2010.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past 48 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries is available at www.royalbankamerica.com.
Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2010.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months
	Ended Mar. 31st
(in thousands, except for earnings per share)	2011	2010
	(Unaudited)	(Unaudited)
Interest Income	$10,574	$15,623
Interest Expense	4,019	7,603

Net Interest Income	6,555	8,020
Provision for Loan Losses	2,084	1,903

Net Interest Income after Provision	4,471	6,117
Non Interest Income	1,364	1,305
Non Interest Expense	6,969	8,053

Loss before Taxes	(1,134)	(631)
Income Tax Expense	0	0

Net Loss	(1,134)	(631)
Less Net Income attributable to noncontrolling interest	377	442
Net Loss attributable to Royal Bancshares	$(1,511)	$(1,073)

Loss per common share — basic	$(0.15)	$(0.12)

SELECTED RATIOS:
Return on Average Assets	-0.6%	-0.3%
Return on Average Equity	-7.3%	-4.1%
Average Equity to Assets	8.8%	8.4%
Book Value Per Share	$3.65	$5.44

CONDENSED BALANCE SHEET

(in thousands)	Mar. 31, 2011	Dec. 31, 2010
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$52,146	$51,733
Investment Securities	315,233	327,560
Loans & Leases (net)	467,893	505,346
Premises and Equipment (net)	12,958	12,529
Accrued Interest receivable	16,867	16,864
Other Assets	64,277	66,594

Total Assets	$929,374	$980,626

Deposits	645,069	693,913
Borrowings	153,233	154,949
Other Liabilities	22,788	21,897
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	78,732	80,692
Noncontrolling Interest	3,778	3,401

Total Equity	82,510	84,093

Total Liabilities and Equity	$929,374	$980,626

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of ASU 2009-17.